Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-202594, 333-202591, 333-120100, 333-106330, 333-193126, 333-66426, 333-39738 and 333-193127 on Form S-8 and Registration Statement No. 333-221638 on Form S-3 of our reports dated February 26, 2018, relating to the consolidated financial statements and consolidated financial statement schedule of Public Service Enterprise Group Incorporated and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Public Service Enterprise Group Incorporated for the year ended December 31, 2017.

/s/Deloitte & Touche LLP
Parsippany, New Jersey
February 26, 2018